Exhibit 10.1

Allakos Inc.

April 15th, 2021

H. Baird Radford, III

Dear Baird,

We are pleased to confirm your offer of employment with Allakos, Inc. (“the Company”) as Chief Financial Officer. You will be a Regular, Full Time Exempt employee, reporting to Adam Tomasi, President & Chief Operating Officer or as otherwise directed. Subject to all conditions in this offer letter, your employment will begin on April 19th, 2021 (“Start Date”).

Your position is based in Redwood City, CA. You will be invited to attend virtual onboarding on your Start Date. You are required to comply with all operating policies, procedures, and practices of the Company in effect during your employment.

By signing this offer letter, you confirm that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

Compensation: Your initial compensation will be $464,000 per year (“Annual Base Salary”), payable semi-monthly, less all applicable withholdings, and subject to, among other things, your continued employment with the Company.

Target Bonus: You will be eligible to receive additional compensation in the form of a bonus of up to 40% of your annual base salary, which exact amount will be based upon the achievement by the Company and you of certain milestones. Bonuses are payable at the discretion of the Board.

Equity Awards: Subject to the approval of the Company’s Board of Directors, you will be given an option to purchase 27,600 shares of the Company’s common stock.  The option will be subject to the terms and conditions applicable to options granted under the Company’s 2018 Equity Incentive Plan (the “EIP”), as described in that plan and the applicable stock option agreement (the “Option Agreement”), which you will be required to sign. You will vest 1/4th of the option shares on the twelve-month anniversary of your vesting commencement date and 1/48th of the total option shares will vest each month thereafter during continuous service, as described in the Option Agreement.  The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the closing sales price of the Company’s common stock on the date of grant.

In addition, you will be granted 17,100 restricted stock units (the “RSUs”), with each unit representing the right to receive one share of the Company’s common stock. The RSUs will be subject to the terms and conditions of the Company’s EIP and applicable restricted stock unit agreement (the “RSU Agreement”). You will vest 1/4 of the RSUs on or about the twelve-month anniversary of your vesting commencement date and 1/16th of the RSUs will vest each quarter thereafter during continuous service. This vesting schedule is subject to change according to the Company's EIP. The final vesting schedule for your RSUs will be included in the RSU Agreement, which you will be required to sign.

Please note that the terms of the Option Agreement and RSU Agreement, and not this letter, will control with respect to your awards, to the extent there are differences.

At-Will Employment: The Company’s policy is that employment is “at-will.” You are free to leave the Company at any time, with or without a reason and with or without notice. The Company also has the right to end your employment at any time, with or without a reason and with or without notice. Although the Company may choose to end your employment for a cause, cause is not required. Further, the Company has the right to manage its work force and direct its employees. This includes the right to hire, transfer, promote, demote, reclassify, lay off, terminate, or change any term or condition of employment at any time, with or without a reason and with or without notice unless otherwise required by law. No individual other than the Chief Executive Officer of the Company may enter into an agreement for employment for a specific period of time or make any agreement contrary to the policy of at-will employment. Any such agreement must be in writing signed by both you and the Chief Executive Officer of the Company. By accepting this offer, you acknowledge that the Company has made no promises inconsistent with this paragraph.

Documentation: To comply with applicable laws you must complete an Employee Eligibility Form (I-9) and provide proof of identity and authorization to work in the United States. You must provide the Company with such documentation within three (3) business days of your Start Date, or your employment may be terminated.

Benefits: As a Regular Full-Time Employee, you will be eligible for the Company’s standard benefits, including health, dental, vision, disability insurance and retirement plans, subject to the requirements of each respective benefit plan. The effective date of benefits will be the first of the month following date of hire. All benefit plans are subject to modification or termination at the discretion of the Company.

Paid Time Off: The Company believes that taking time off is valuable for employees not only to make your work experience personally satisfying but also to enhance productivity and promote a healthy work-life balance. You will be eligible for paid holidays, sick and vacation time off according to the requirements of each respective policy.

Competition: While you are employed with the Company, you will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees of the Company.

Confidential Information and Invention Assignment Agreement: The Company requests that you sign the enclosed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

Entire Agreement: This letter supersedes any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter may not be modified or amended except by written agreement, signed by the Chief Executive Officer of the Company and you.

We look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.

This offer expires if not signed and returned to Allakos by 5:00 p.m. on Friday, April 16th ,2021.

Very truly yours,

ALLAKOS INC.

/s/ Adam Tomasi

Adam Tomasi, PhD

President & Chief Operating Officer

I accept employment with Allakos Inc. on the terms set forth above. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party may terminate the employment relationship at any time with or without notice.

/s/ H. Baird Radford, III

H. Baird Radford, III

Dated April 16, 2021